Exhibit 10.23

SECOND AMENDMENT
TO
ENABLE MIDSTREAM PARTNERS, LP
SHORT TERM INCENTIVE PLAN
Effective February 16, 2016
Enable GP, LLC, a limited liability company (the “Company”), the general partner of Enable Midstream Partners, LP, a limited partnership, having reserved the right under Section 13 of the Enable Midstream Partners, LP Short Term Incentive Plan, established effective as of January 1, 2014, as amended (the “Plan”), to amend the Plan, does hereby amend the Plan, effective February 16, 2016, by adding a new Section 16 to read as follows:

“15. Clawback Right: Any Award granted under the Plan shall be subject to recovery or clawback by the Company or Partnership under any clawback policy from time to time adopted by the Committee whether before or after such Award is granted.”